RENEWAL, EXTENSION AND MODIFICATION
                            REVOLVING LINE OF CREDIT NOTE

          $15,000,000.00           Houston, Texas      September 22, 1997

          WHEREAS, EIF HOLDINGS, INC., a Hawaii corporation ("Maker") heretofore executed and delivered to AMERICAN ECO CORPORATION, an Ontario, Canada corporation (the "Payee") a certain promissory note (the "Note"), dated March 1, 1996, in the original principal amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00); and

          WHEREAS, the original Note matured as of July 31, 1997;

          WHEREAS, the parties desire to renew and extend the unpaid principal balance of the Note including accrued interest on the unpaid principal balance, calculated from the date of each advance through date hereof.

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES DESCRIBED ABOVE AND FOR VALUE RECEIVED, the Maker hereby promises to pay to the order of Payee in lawful money of the United States, up to the principal sum of Fifteen Million and no/100s (U.S. $15,000,000.00), with interest at the rate of two (2%) percent in excess of the Prime Rate (as defined in the Note) per annum on the unpaid and advanced principal balance hereof from the date hereof until maturity.

          Maker shall have the right, but shall not be required, to from time to time make partial repayment of the outstanding principal balance hereof prior to maturity, and in such event, Maker shall have the right to request re-advancement of such partial repayments in accordance with the terms hereof.

          The principal amount hereof and all accrued interest shall be due and payable as follows:

                    On or before February 18, 1998.

          Past due payments hereunder shall bear interest at the rate of 12% per annum.

          Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to Payee at Houston, Texas, or at such other place as Payee may designate in writing.

          If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay reasonable attorneys' fees and other costs of the collection, including but not limited to court costs, of the holder hereof.

          The Maker waives presentment and demand for payment, protect, and notice of protest, and notice of protest, nonpayment and acceleration, and agrees that its liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

                 Conversion Upon Closing of Stock Purchase Agreement
                 ---------------------------------------------------

          The Maker and Payee entered into a Stock Purchase Agreement on February 2, 1996, pursuant to which the Payee will purchase 10,000,000 shares of Maker's common stock for $1,000,000.

          The closing of the Stock Purchase Agreement is contingent upon Maker's shareholders approving

          In the event that the Stock Purchase Agreement is consummated, on the date of its closing the outstanding principal balance of the Line of Credit shall be reduced by $1,000,000, as payment of the Payee's purchase price for the 10,000,000 shares of Maker's Common Stock pursuant to the Stock Purchase Agreement. The Maker shall be entitled to a re-advance of the $1,000,000 reduction in principal of the Line of Credit.

                        Conversion at the Option of the Payee
                        -------------------------------------

          1.   Conversion Privileges.
               ---------------------

               (a) The Payee is entitled, at its option, at any time after the execution of this Line of Credit, to convert any of or all of the then-outstanding principal amount of the Line of Credit into Common Shares of the Maker (the "Common Shares") at the conversion price set forth in subsection (b) below. The number of Common Shares issuable upon the conversion of the Line of Credit shall be determined by dividing the outstanding principal amount by the Conversion Price (as hereinafter defined) and rounding the result down to the nearest whole share.

               (b)  The  conversion  price  for   each  Common  Share  (the
          "Conversion Price") shall be equal to 85% of the five-day weighted average closing price of the Common Shares as quoted in the over-the-counter "pink sheets" or applicable exchange immediately prior to the Conversion Date (defined below).

               (c) If the Payee elects to convert the Line of Credit into Common Shares, the entire outstanding principal amount of the Line of Credit at the Conversion Date must be converted. All accrued and unpaid interest on the Line of Credit through the Conversion Date shall be treated as outstanding principal and converted into Common Shares.

          2.   Conversion Procedure.
               --------------------

               (a) The conversion described in Section 1 shall be effectuated by the Payee delivering to the Maker an executed Notice of Conversion, a form of which is attached hereto, which will communicate the Payee's intention to convert the Line of Credit. No fractional shares of scrip representing fractions of Common Shares will be issued on conversion, but the number of shares issuable shall be rounded down to the nearest whole share. The date on which notice of conversion is effective (the "Conversion Date") shall be deemed to be the date on which the Payee has delivered to the Maker a facsimile or original of the signed Notice of Conversion, and the Common Shares will be delivered in accordance with subsection (b) below.

               (b) Within five trading days after receipt of the documentation referred to in (a) above, the Maker shall deliver a certificate for the number of Common Shares issuable upon the conversion and a check for any fraction of a share. It shall be the Maker's responsibility to take all necessary actions and to bear all such costs to issue the Common Shares as provided herein, including but not limited to seeking shareholder approval for additional authorized shares of Common Stock, if necessary. The person in whose name the certificate of Common Shares is to be registered shall be treated as a shareholder of record on and after the Conversion Date.

          3.   Fractional Shares.  The Maker shall not issue fractional
               -----------------
          Common Shares upon the conversion of the Line of Credit.

          4.   Taxes on Conversion.  The Maker shall pay any documentary,
               -------------------
          stamp or similar issue of Common Shares upon the conversion of the Line of Credit. However, the Payee shall pay any such tax which is due because of the Common Shares are issued in a name other than its name.

          5.   Company to Reserve Common Shares.  The Maker shall use its
               --------------------------------
          best efforts to reserve out of its authorized but unissued Common Shares enough Common Shares to permit the conversion of the Line of Credit. All Common Shares which may be issued upon the conversion hereof shall be fully paid and non assessable.

          6.   Mergers, Etc.  If the Maker merges or consolidates with
               ------------
          another corporation or sells or transfers all of its assets to another person and the holders of its Common Shares are entitled to receive shares, securities or property in respect of or in exchange for Common Shares, then as a condition of such merger, consolidation, sale or transfer, the Maker and any such successor, purchaser or transferee shall amend the Line of Credit to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of shares, securities or property receivable upon such merger, consolidation sale or transfer by a holder of the number of Common Shares into which the Line of Credit might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this agreement.

          This Note is given in renewal, extension, enlargement and modification, but not in cancellation, discharge or extinguishment of the Note (described above), the terms and provisions of which are incorporated herein by reference for all purposes, except where in conflict with the provisions herein, which event the terms of this renewal note shall control.

                                        MAKER:
                                        EIF HOLDINGS, INC.

                                        By:
                                            ------------------------------
                                        Name:
                                              -----------------------------
                                        Title:
                                               ----------------------------

          ACCEPTED AND AGREED TO:

          PAYEE

          AMERICAN ECO CORPORATION

          By:
              ---------------------------
          Name:
                -------------------------
          Title:
                 ------------------------

                                 NOTICE OF CONVERSION
                                 --------------------

                 (To be executed by the Payee in order to convert the
                                   Line of Credit)


               The undersigned hereby irrevocably elects, as of __________, to convert $__________ constituting the entire outstanding principal amount of the Line of Credit plus accrued and unpaid interest through the date specified above, into Common Shares of EIF HOLDINGS, INC. according to the conditions set forth in the Renewal, Extension and Modification of the Revolving Line of Credit Note dated September 22, 1997.

          Date of Conversion: ___________________________

          Applicable Conversion Price: __________________________

          Amount of Shares to be Issued: ________________________


          PAYEE:

          AMERICAN ECO CORPORATION

          BY:
              -------------------------------
          NAME:
                -----------------------------
          TITLE:
                 ----------------------------